Exhibit 99.1

Ultra Clean Technology Systems and Service, Inc.

December 17, 2018

Vijay Chinnasami

Dear Vijay:

LETTER OF EMPLOYMENT

We are pleased to confirm the offer of employment with Ultra Clean Asia Pacific Pte. Ltd (hereinafter referred to as “UCAP”) in the position of COO reporting to Jim Scholhamer, CEO; located at our facility at 2 Woodlands Sector 1, Spectrum- I , #01-18/#05-22, Singapore 738068.

Commencement date: April 1, 2019

Compensation:

Your annual salary will be $465,000.00 USD (This includes the 13th month.)

You will also be entitled to a transport allowance of $5000 per month.

Your monthly mobile phone bill will be on reimbursement basis through expense claim process. You are eligible for the UCT Management Bonus Plan which includes an initial target payout of 75% of your base salary on an annualized basis after one full quarter of employment.

You will be eligible for $900,000.00 USD Restricted Stock Award (“RSU's” of our parent company Ultra Clean Holdings Inc. that will be granted on the last Friday of the month of your joined date, (Nasdaq ticker: “UCTT”) to be approved by the Board of Directors of Ultra Clean Holdings, Inc., with 1/3 of the award vesting upon the first anniversary of the date of the grant (last Friday of the grant month), an additional 1/3 vesting upon the second anniversary of the date of the grant (last Friday of the grant month) and the last l/3 vesting upon the third anniversary of the date of the grant (last Friday of the grant month), subject to the terms and conditions of our Amended and Restated Stock Incentive Plan.

Benefits:

In accordance with UCAP policy, your annual leave will be 17 working days. {The annual leave will be increased by 1 day upon completion of each 2 years of continuous service with UCAP or upon promotion at the discretion of UCT leadership up to a maximum leave allowance of 21 days). During your employment, the company will provide medical and dental coverage for yourself, your spouse and children under 18 years of age, subject to the condition that your spouse and children are not already covered under another employer's scheme.

Levels and scope of coverage (“Executive”) will be according to UCAP local employee and UCT Group policies and procedures. Your employment will be subject to all applicable statutory terms and conditions of employment applicable in Singapore and to the employee code of conduct of UCT Group. In addition, your employment is subjected to the status of the pre-employment check report and successful application of work pass if applicable.

Termination of Employment:

During your probation, (first 3 months of employment), either party may terminate the employment by giving to the other party one (1) months' notice in writing on condition that the termination is in compliance with applicable laws.

After probation, the notice of termination to be given by either party shall be two (2) months' notice in writing or payment of two (2) months' basic salary in-lieu of notice and the termination shall also be in compliance with applicable laws.

UCT

26462 Corporate Ave., Hayward, CA 94545

Tel: (510) 576-4400 Fax: (510) 576-4403 www.uct.com

Ultra Clean Technology Systems and Service, Inc.

Conflict of Interest:

You shall not at any time during the continuance of your employment:

Engage directly or indirectly in any other business or occupation whatever either as principal, agent, employee, servant, broker, contractor or otherwise, or engage in any activity whether directly or indirectly, to the detriment of the Company's business interests;

Assist any person, firm or company with technical advice or assistance in relation to any business competing with the Company;

Solicit or entice away or attempt to solicit or entice away from the Company the custom of any person, firm, company or organization who shall at any time have been a customer, client, distributor or agent of the Company or in the habit of dealing with the Company.

You shall not by any means or anytime, use any confidential information whatsoever which you may possessed or acquired during the course of your employment with the Company, which may cause loss or injury to the Company.

As a UCAP employee, you will be required to comply with all general rules, employee policies, safety and security practices applicable at the Singapore site and at any UCT facilities that you may visit worldwide. You shall also abide and comply with Singapore taxation regulation and do your due diligence to ensure on-time income tax payment that occur annually.

Upon commencement of employment, you will be required to sign an employee confidentiality and non-disclosure agreement.

We are looking forward having you join us as an employee of Ultra Clean Asia Pacific Pte. Ltd and part of the Ultra Clean Technology team worldwide.

Yours sincerely,

Jim Scholhamer

CEO

Ultra Clean Technology Systems and Service, Inc.

/s/ Jim Scholhamer	12/12/18

Acceptance of Appointment:

I,      Vijayan Chinnasami       of ID No/Passport No: [*********]

Agree and accept this offer under the above mentioned terms and conditions.

/s/ Vijayan Chinnasami	12/27/18

Signature	Date

UCT

26462 Corporate Ave., Hayward, CA 94545

Tel: (510) 576-4400 Fax: (510) 576-4403 www.uct.com